Exhibit 23.11

CONSENT OF QUALIFIED PERSON

Regarding the "Technical Report Summary on the Initial Assessment of the Fox Complex, Ontario, Canada", that is current as of December 31, 2021 (the "Technical Report Summary"):

In connection with the filing of the Annual Report of McEwen Mining Inc. for the year ended December 31, 2023, on Form 10-K (the "Form 10-K"), Kenneth Tylee, P.Geo. consents to:

●	the use of my name and status as a "Qualified Person" in the Form 10-K
●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K.

Dated this March 15, 2024

Signed by:

/s/ Kenneth Tylee
Kenneth Tylee
P.Geo. (#0695 Ontario)
Exploration Manager (Ontario)
McEwen Mining